Item 77C ? LMP Diversified Large Cap Growth Fund (KVC5)


Results of Special Meetings of Shareholders
On December 11, 2006, a Special Meeting of Shareholders was held to vote on various
proposals recently approved by the Fund?s Trustees. The following tables provide the
number of votes cast for, or withheld, as well as the number of abstentions as to the
following proposals:
Election of Trustees?
        Authority
Nominees 			Votes For	 Withheld 	Abstentions
Elliot J. Berv 			32,886,588.292 	2,147,311.821	 7,160.000
A. Benton Cocanougher 		32,889,287.629 	2,144,612.484	 7,160.000
Jane F. Dasher 			32,917,939.277 	2,115,960.836 	 7,160.000
Mark T. Finn 			32,908,371.543 	2,125,528.570 	 7,160.000
Rainer Greeven 			32,871,503.684 	2,162,396.429 	 7,160.000
Stephen Randolph Gross 		32,907,588.522 	2,126,311.591 	 7,160.000
Richard E. Hanson, Jr. 		32,891,147.285 	2,142,752.828 	 7,160.000
Diana R. Harrington 		32,898,536.697 	2,135,363.416 	 7,160.000
Susan M. Heilbron 			32,896,225.841 	2,137,674.272	 7,160.000
Susan B. Kerley 			32,923,369.691 	2,110,530.422 	 7,160.000
Alan G. Merten 			32,911,746.495 	2,122,153.618 	 7,160.000
R. Richardson Pettit 		32,917,820.307 	2,116,079.806 	 7,160.000
R. Jay Gerken, CFA 		32,876,852.102 	2,157,048.011 	 7,160.000
 Trustees are elected by the shareholders of all of the series of the Trust, of which the Fund is a series.

On January 12, 2007, a Special Meeting of Shareholders was held to vote on various
proposals recently approved by the Fund?s Trustees. The following tables provide the
number of votes cast for, as well as the number of abstentions and broker non-votes as to
the following proposal: (1) Agreement and Plan of Reorganization and
(2) Revise
Fundamental Investment Policies.
1. Agreement and Plan of Reorganization
        Votes 				Broker
Item Voted On 			Votes For 	Against		 Abstentions
	Non-Votes
Reorganize as Corresponding Series of
an Existing Trust 			5,012,399.232 	203,750.680 	152,018.132
	158,767.000

2. Revise Fundamental Investment Policies
        Votes 				Broker
Items Voted On 			Votes For 	Against 		Abstentions
	Non-Votes
Revise:
Borrowing Money 			4,970,089.099 	248,166.742 	149,912.203
	158,767.000
Underwriting 			4,988,725.301 	224,611.965 	154,830.778 	158,767.000
Lending 				4,990,933.779 	224,201.304 	153,032.961
	158,767.000
Issuing Senior Securities 		4,981,894.873 	232,607.202 	153,665.969
	158,767.000
Real Estate 			4,982,800.102 	228,946.749 	156,421.193 	158,767.000
Commodities 			4,987,089.156 	223,806.500 	157,272.388 	158,767.000
Concentration 			4,976,055.621 	236,295.257 	155,817.166 	158,767.000